                                                                      EXHIBIT 99


PRIVATE RULING 200131003

         "This document may not be used or cited as precedent. Section 6110(j)(3) of the Internal Revenue Code."

Section 355 -- Controlled Firm Stock;
Section 368(a)(1)(D) -- Assets for Control

0355.01-00, 0368.04-00

PRIVATE RULING 200131003; 2001 PRL LEXIS 748

DATE: April 10, 2001

REFER REPLY TO:   [*1]   Refer Reply To: CC:CORP:4 PLR-130376-00

Release Date: 8/3/2001

LEGEND:
Distributing = * * *
Controlled = * * *
Target 1 = * * *
Target 2 = * * *
Shareholder = * * *
Company 1 = * * *
Company 2 = * * *
Company 3 = * * *
LLC 1 = * * *
LLC 2 = * * *
LLC 3 = * * *
LLC 4 = * * *
LLC 5 = * * *
LLC 6 = * * *
LLC 7 = * * *
LLC 8 = * * *
LLC 9 = * * *
LLC 10 = * * *
LLC 11 = * * *
LLC 12 = * * *
LLC 13 = * * *
LLC 14 = * * *
LLC 15 = * * *
LLC 16 = * * *
LLC 17 = * * *
LLC 18 = * * *
LLC 19 = * * *

LP 1 = * * *
LP 2 = * * *
LP 3 = * * *
Sub 1 = * * *
Sub 2 = * * *
Sub 3 = * * *
Sub 4 = * * *
Sub 5 = * * *
Sub 6 = * * *
Sub 7 = * * *
Sub 8 = * * *
Sub 9 = * * *
Sub 10 = * * *
Sub 11 = * * *
Sub 12 = * * *
Sub 13 = * * *
Sub 14 = * * *
Sub 15 = * * *
Sub 16 = * * *
Sub 17 = * * *
Sub 18 = * * *
Sub 19 = * * [*8] *
Sub 20 = * * *
Sub 21 = * * *
Sub 22 = * * *
Sub 23 = * * *
Sub 24 = * * *
Sub 25 = * * *
Sub 26 = * * *
Sub 27 = * * *
Sub 28 = * * *
Sub 29 = * * *
Sub 30 = * * *
Sub 31 = * * *
Sub 32 = * * *
Sub 33 = * * *
Sub 34 = * * *
Sub 35 = * * *
Sub 36 = * * *
Sub 37 = * * *
Sub 38 = * * *
Sub 39 = * * *
Sub 40 = * * *
Sub 41 = * * *
Sub 42 = * * *
Sub 43 = * * *

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Sub 44 = * * *
Sub 45 = * * *
Sub 46 = * * *
Sub 47 = * * *
Sub 48 = * * *
Agency = * * *
Distributing Common Stock = * * *
Distributing Class A Common Stock = * * *
Distributing Class B Common Stock = * * *
Distributing Class C Common Stock = * * *
Distributing Class C Preferred Stock = * * *
Controlled Class A Common Stock = * * *
Controlled Class B Common Stock = * * *
Controlled Class C Common Stock = * * *
New Controlled Class B Common Stock = * * *
Business A = * * *
Business B = * * *
Business C = * * *
Business D = * * *
Business E = * * *
Business E1 = * * *
Business E2 = * * *
Business E3 = * * *
Business W = * * *
Business X = * * *
New Controlled Class A Common Stock = * * *
New Controlled Class B Common Stock = * * *
Business A = * * *
Business E3 = * * *
Business W = * * *
Business X = * * *
Consultant A = * * *
[*9] Consultant B = * * *
Date A = * * *
Date B = * * *
Date C = * * *
Date D = * * *
Date E = * * *
Date F = * * *
Date G = * * *
Date H = * * *
Month A = * * *
Month B = * * *
Month C = * * *
a = * * *
b = * * *

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c = * * *
d = * * *
e = * * *
f = * * *
g = * * *
h = * * *
i = * * *
j = * * *
k = * * *
l = * * *

   Dear * * *

   [1] This letter responds to your December 11, 2000 request for rulings on certain federal income tax consequences of a proposed transaction. The information in that request and in later correspondence is summarized below.

   [2] The rulings contained in this letter are based on facts and representations submitted by the taxpayer and accompanied by a penalties of perjury statement executed by an appropriate party. This office has not verified any of the materials submitted in support of the request for rulings. Verification of the information, representations, and other data may be required as part of the audit process.

   SUMMARY OF FACTS

   [3] Publicly traded Distributing is the common parent of an affiliated group of corporations that files a consolidated federal income tax return. Distributing conducts Business A, Business B, and Business C directly and indirectly and Business [*10] D and Business E through corporate subsidiaries and limited liability companies (each of the latter, an "LLC").

   [4] Distributing has outstanding Distributing Common Stock, Distributing Class A Common Stock, Distributing Class B Common Stock (together with Distributing Class A Common Stock, the "Distributing Business E Common Stock"), Distributing Class C Common Stock, and Distributing Class C Preferred Stock. Shareholder and its controlled subsidiaries own all of the Distributing Class C Preferred Stock.

   [5] Controlled conducts Business E1, Business E2, and Business E3 (together, "Business E"). Controlled has outstanding Controlled Class A Common Stock, Controlled Class B Common Stock, and Controlled Class C Common Stock (collectively the "Controlled Common Stock"). Distributing owns all of the Controlled Common Stock.

   [6] Distributing is restructuring under a plan formally announced on Date A and Date B (the "Overall Restructuring") that will result in four separate, publicly traded companies: (1) Controlled, which will conduct Business E; (2) Company 1, which will conduct Business D; (3) Company 2, which will conduct Business A and Business B; and (4) Distributing, which will conduct [*11]

Business C. The transactions that are associated with separations (2), (3), and
(4) will be addressed in later private letter rulings (the "Other
Transactions").

   [7] Distributing wholly owns LLC 1 and LLC 2. LLC 1 wholly owns LLC 3 and Sub 1 through Sub 3. LLC 3 wholly owns Sub 4 through Sub 6 and Controlled. Controlled wholly owns LLC 4. LLC 4 wholly owns LLC 5. LLC 5 wholly owns Sub 7 through Sub 9 and a percent of Sub 10. Sub 9 owns the remaining b percent of Sub
10. Sub 10 wholly owns Sub 11, which owns c percent of LLC 6. The remaining d percent of LLC 6 is held e percent by Sub 7, f percent by Sub 8, and g percent by Sub 10. Sub 1 wholly owns Sub 12 through Sub 15. Sub 13 wholly owns Sub 16 and Sub 17. Sub 14 wholly owns Sub 18. Sub 15 wholly owns Sub 19. Sub 19 wholly owns Sub 20. Sub 2 wholly owns Sub 21. Sub 21 wholly owns Sub 22. Sub 22 wholly owns Sub 23. Sub 23 owns an h percent interest in, and is the general partner of, LP 1 and wholly owns Sub 24. Sub 24 is a limited partner and owns the remaining i percent interest in LP1. Sub 3 wholly owns Sub 25 through Sub 28. Sub 27 wholly owns Sub 29 through Sub 35. Sub 34 wholly owns Sub 36. Sub 35 wholly owns Sub 37 through [*12] Sub 39. Sub 28 wholly owns Sub 40 through Sub
46. Sub 45 owns a j percent interest in LP 2 and is the general partner. Sub 46 owns the remaining k percent interest in LP 2 and is a limited partner. Sub 45 wholly owns LLC 7. Sub 46 wholly owns LLC 8. LLC 7 and LLC 8 together own less than all of the interests in LLC 9. LLC 2 wholly owns LLC 10, which wholly owns Sub 47 and Sub 48. LLC 1, LLC 2, LLC 3, LLC 4, LLC 5, LLC 7, LLC 8, and LLC 10 are disregarded as entities separate from their owners for federal tax purposes under section 301.7701-3 of the Procedure and Administrative Regulations.

   [8] On Date C, Distributing signed an agreement to acquire Target 1 (a company engaged in Business W). On Date D, Distributing acquired Target 1 and its subsidiary, Controlled, in a transaction the taxpayer represents qualified under section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code ("Acquisition 1"). More than a year later, Target 1 converted into a single member LLC wholly owned by Distributing and disregarded as an entity separate from its owner for federal tax purposes. As a result, Controlled became a wholly owned subsidiary of Distributing for [*13] federal tax purposes. In the process, Target 1 changed its name to LLC 1.

   [9] In the negotiations leading to Acquisition 1, the only discussions between Distributing (or any of its controlling shareholders) on the one hand and Target 1 or Controlled (or any of their respective controlling shareholders) on the other hand regarding a distribution by Distributing of Controlled stock related to the terms of the charter and associated documents that would apply in the event Distributing exercised its right to redeem the Distributing Business E Common Stock for Controlled stock. These provisions were modeled on similar provisions contained in the Target 1 stock that was exchanged for Distributing Business E Common Stock in Acquisition 1.

   [10] On Date E, following an unsolicited offer for Target 2 (a company engaged in Business W) from Company 3, Distributing signed an agreement to acquire Target 2 (the "Merger Agreement"). On Date F, after gaining approval from the Agency, Distributing completed the acquisition of Target 2 ("Acquisition 2").

   [11] Rules adopted by the Agency provide that a company engaged in Business W (such as Distributing, through Business C) may not own, either directly [*14] or through attribution, Business W assets serving more than I percent of the nation's Business W customers. One of these

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rules states that the Business W activities of a limited partnership will not be attributed to a limited partner if the limited partner certifies that it is not materially involved, directly or indirectly, in the management or operation of the Business W activities of the partnership (the "Limited Partner Exemption").

   [12] Exceeding the I percent limit was not a major concern when Acquisition 1 occurred. Neither was it thought to be a problem at the time the Merger Agreement was signed. Although Target 2 was a limited partner in LP 3, which had significant Business W activities, Distributing had been advised by its regulatory counsel (both internal and external) before entering into the Merger Agreement that the interest in LP 3 would qualify for the Limited Partner Exemption because Distributing would have no meaningful management rights relative to LP 3.

   [13] In Month A (after the Merger Agreement had been signed but before Acquisition 2 was completed), the Agency issued an order stating for the first time that a limited partnership's Business X activities would [*15] be attributed to a limited partner if the partner sold Business X services to the partnership. No mention was made of Business W activities. Ten months later, this interpretation was extended by the Agency to Business W activities in its Month B order approving Acquisition 2 (the "Agency Order"). Under this interpretation, Controlled's sale of Business E1 services to LP 3 caused, among other things, attribution of LP 3's Business W customers to Controlled's parent, Distributing. As a result of this unforeseen new interpretation of the attribution rule (the "Agency Position Change"), Distributing's share of the nation's Business W customers was deemed by the Agency to greatly exceed I percent, and the Agency Order required that Distributing divest itself of the excess.

   [14] In Month C, the Agency broadened certain existing rules governing the cross-ownership of Business X assets and Business W assets (the "Investment Limitation"). The Investment Limitation has the effect of imposing new restrictions on the ability of a company engaged in Business W to invest in, and finance the operations of, companies engaged in Business X. As long as Controlled remains a subsidiary of Distributing [*16] and is thereby deemed engaged in Business W, the Investment Limitation will have the effect of restricting Controlled's ability to increase its investment in, or provide critical financing to, certain Business X companies in which it has an ownership interest. In addition, the Investment Limitation will prevent Controlled from executing that part of its business strategy which depends upon expanding its Business X presence.

   [15] On Date G, a court reversed and remanded the Agency's I percent limit on Business W customers, the Agency's interpretation of the Limited Partner Exemption, and the rules that limit the extent to which a company engaged in Business W may enter into certain transactions with an affiliated company engaged in Business E1.

   [16] Because the court confirmed the continued validity of the underlying statutory ownership rules, however, it is likely that the Agency will issue modified Business W ownership and attribution rules. Consequently, even if the Agency Order were ultimately suspended or withdrawn, it is probable that the Business W ownership limitations would continue to make it difficult for Business E1 to coexist in the same group with Business C. Moreover, [*17] the uncertainty that will exist pending clarification of the Agency's position will limit the ability of Controlled and Distributing to pursue certain strategic plans unless the separation is effected.

   [17] The court also upheld the validity of the Investment Limitation. As a result, absent a separation from Distributing, Controlled will be restricted in its ability to increase its investment in, or provide critical financing to, the business operations of certain Business X companies in which it has an ownership interest.

   [18] In addition, Controlled requires substantial additional debt capital to pursue its business strategy. Because Distributing has suffered a significant decline in its earnings over the past six months, however, and has substantially increased its own debt load, Controlled is unable to obtain this capital other than on terms that are less favorable than those given its industry peers. Controlled has been advised by Consultant A that this disadvantage can be eliminated, and the cost of debt capital lowered materially, if Controlled and its Business E are separated from Distributing.

   [19] Finally, Distributing and its affiliates have in the past used Distributing [*18] Business E Common Stock (which tracks the earnings of Controlled's Business E) to fund strategic acquisitions, but this tracking stock generally has traded at a discount compared to the fair market value of Controlled's net assets. Consultant B has advised that the separation of Controlled from Distributing will allow Controlled to use its own stock as acquisition currency and that this stock will produce significantly greater value per share in acquisitions than would be possible absent the separation. Within one year following the Distribution, Controlled intends to issue, subject to market and business conditions, at least $250 million to $500 million of equity for cash or other assets. Within two years following the Distribution, and counting for this purpose any issuances of equity within the first year following the Distribution, Controlled intends to issue at least $500 million to $1 billion of equity for cash or other assets.

   PROPOSED TRANSACTION

   [20] To accomplish the separation, Distributing proposes to (i) transfer certain assets to Controlled, (ii) internally restructure Controlled, (iii) internally restructure itself, and (iv) distribute its Controlled stock in exchange [*19] for the Distributing Business E Common Stock (collectively, the "Proposed Transaction"). More specifically:

   (i) Distributing will contribute all of its interests in LLC 2 to LLC 1. LLC 1 will contribute all of its interests in LLC 2 to LLC 3. LLC 3 will contribute all of its interests in LLC 2 as well as its stock in Sub 4 through Sub 6 to Controlled in constructive exchange for Controlled Common Stock and the assumption by Controlled of liabilities related to the transferred assets (the "Contribution"). The assets transferred to Controlled all relate to Business E.

   (ii) Sub 9 will merge upstream into LLC 5 in a transaction intended to qualify as a liquidation into Controlled under sections 332 and 337. Sub 7 and Sub 8 will merge into Sub 10, which will be a wholly owned subsidiary of LLC 5 after the merger described in the immediately preceding sentence, in transactions intended to qualify as reorganizations under section 368(a). Sub 11 will merge upstream into Sub 10 in a transaction intended to qualify as a liquidation under sections 332 and 337. As a result of the merger of Sub 11 into Sub 10, LLC 6 will be converted from a partnership for federal tax purposes into a single member [*20] LLC that is disregarded as an entity separate from its owner, Sub 10, for federal tax purposes. Sub 10 will merge upstream into

LLC 5 in a transaction intended to qualify as a liquidation into Controlled under sections 332 and 337. As a result of the merger of Sub 10 into LLC 5, LLC 5 will own all of the outstanding interests in LLC 6 (this step (ii), the "Controlled Restructuring").

   (iii) Sub 27 will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 27. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (iv) Sub 30, a wholly owned subsidiary of Sub 27, will merge into Sub 27. As a result, Sub 3 will be treated as receiving and directly holding any assets then held by Sub 30. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (v) Sub 29, a wholly owned subsidiary of Sub 27, will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets [*21] of Sub 29. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (vi) Sub 31, a wholly owned subsidiary of Sub 27, will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 31. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (vii) Sub 35, a wholly owned subsidiary of Sub 27, will merge into Sub 27. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 35. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (viii) Sub 37, a wholly owned subsidiary of Sub 27 after step (vii), will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 37. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (ix) Sub 38, a wholly owned subsidiary of Sub 27 after step (vii), will convert into a single member LLC that is disregarded as an entity separate [*22] from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 38. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (x) Sub 39, a wholly owned subsidiary of Sub 27 after step (vii), will merge into Sub 27. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 39. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (xi) Sub 32, a wholly owned subsidiary of Sub 27, will merge into LLC 11, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes and that is also a wholly owned subsidiary of Sub 27. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 32. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (xii) Sub 33, a wholly owned subsidiary of Sub 27, will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 33. The transaction is intended to qualify [*23] as a liquidation under sections 332 and 337.

   (xiii) Sub 34, a wholly owned subsidiary of Sub 27, will merge into LLC 12, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes and that is also a wholly owned subsidiary of Sub 27. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 34. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (xiv) Sub 36, a wholly owned subsidiary of LLC 12 after step (xiii), will merge into LLC 13, a wholly owned subsidiary Sub 34 before step (xiii). As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 36. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (xv) Sub 25, a wholly owned subsidiary of Sub 3, will merge into Sub 3. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (xvi) Sub 28, a wholly owned subsidiary of Sub 3, will merge into Sub 3. The transaction is intended to be treated as a tax free liquidation under sections 332 and 337.

   (xvii) Sub 41, a wholly owned subsidiary of Sub 3 after step (xvi), will convert into a [*24] single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (xviii) Sub 42, a wholly owned subsidiary of Sub 3 after step (xvi), will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (xix) Sub 43, a wholly owned subsidiary of Sub 3 after step (xvi), will merge into Sub 3. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (xx) Sub 44, a wholly owned subsidiary of Sub 3 after step (xvi), will convert into a single member LLC. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (xxi) Sub 40, a wholly owned subsidiary of Sub 3 after step (xvi), will merge into Sub 3. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (xxii) Sub 45, a wholly owned subsidiary of Sub 3 after step (xvi), will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. The transaction [*25] is intended to qualify as a liquidation under sections 332 and 337.

   (xxiii) Sub 46, a wholly owned subsidiary of Sub 3 after step (xvi), will merge into Sub 45. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 46. The transaction is intended to qualify as a liquidation under sections 332 and 337 and to cause a deemed liquidation of LP 2 into Sub 3.

   (xxiv) Sub 26, a wholly owned subsidiary of Sub 3, will merge into Sub 3. The transaction is intended to be treated as a tax free liquidation under sections 332 and 337.

   (xxv) Sub 3, a wholly owned subsidiary of LLC 1, will merge into LLC 1. As a result, Distributing will be treated as receiving and directly holding the assets of Sub 3. The transaction is intended to qualify as a liquidation under sections 332 and 337.

   (xxvi) Sub 16, a wholly owned subsidiary of Sub 13, will contribute all of its assets to LLC 14, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

   (xxvii) Sub 16 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 13. It is intended that Sub 16 be treated as having [*26] transferred its assets to Distributing in a transaction qualifying as a reorganization under section 368(a)(1)(C).

   (xxviii) Sub 24, a wholly owned subsidiary of Sub 23, will merge into Sub 23. The transaction is intended to qualify as a liquidation under sections 332 and 337 and to cause a deemed liquidation of LP 1 into Sub 23.

   (xxix) Sub 23, a wholly owned subsidiary of Sub 22, will contribute all or substantially all of its assets to LLC 15, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

   (xxx) If all of the assets of Sub 23 are transferred to LLC 15 in step
(xxix), Sub 23 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 22. It is intended that Sub 23 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under section 368(a)(1)(C). In the event that fewer than all of the assets of Sub 23 are transferred to LLC 15 in step (xxix), because Sub 23 does not obtain the required government consent to transfer all of its licenses, Sub 23 will transfer its membership interest in LLC 15 to LLC 1 and, in consideration, [*27] Distributing Common Stock will be issued to Sub 23. Sub 23 will then convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. It is intended that Sub 23 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under section 368(a)(1)(C).

   (xxxi) Sub 17, a wholly owned subsidiary of Sub 13, will contribute all of its assets to LLC 16, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

   (xxxii) Sub 17 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 13. It is intended that Sub 17 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under section 368(a)(1)(C).

   (xxxiii) Sub 20, a wholly owned subsidiary of Sub 19, will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 19 will be treated as receiving and directly holding the assets of Sub 20. The transaction is intended to qualify as a liquidation under sections 332 and 337. [*28]

   (xxxiv) Sub 19, a wholly owned subsidiary of Sub 15, will contribute all or substantially all of its assets to LLC 17, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

   (xxxv) If all of the assets of Sub 19 are transferred to LLC 17 in step (xxxiv), Sub 19 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 15. It is intended that Sub 19 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under section 368(a)(1)(C). In the event that fewer than all of the assets of Sub 19 are transferred to LLC 17 in step (xxxiv), because Sub 19 does not obtain the required government consent to transfer all of its licenses, Sub 19 will transfer its membership interest in LLC 17 to LLC 1 and, in consideration, Distributing Common Stock will be issued to Sub 19. Sub 19 then will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. It is intended that Sub 19 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization [*29] under section 368(a)(1)(C).

   (xxxvi) Sub 18, a wholly owned subsidiary of Sub 14, will contribute all of its assets to LLC 18, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

   (xxxvii) Sub 18 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 14. It is intended that Sub 18 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under section 368(a)(1)(C).

   (xxxviii) Sub 12, a wholly owned subsidiary of Sub 1, will contribute all of its assets to LLC 19, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

   (xxxix) Sub 12 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 1. It is intended that Sub 12 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under section 368(a)(1)(C).

   [21] Steps (iii) through (xxxix) (the "Distributing Restructuring") will be effected to cause Business C assets and liabilities currently conducted indirectly through [*30] LLC 1 and its predecessor, Target 1, to be held and operated for federal tax purposes by Distributing (the "Directly Conducted Business C Systems").

   (xxxx) Controlled will increase the authorized number of its shares, will convert the Controlled Class A Common Stock and Controlled Class B Common Stock to New Controlled Class A Common Stock, and will convert the Controlled Class C Common Stock to New Controlled Class B

Common Stock (together with the New Controlled Class A Common Stock, the "New Controlled Common Stock").

   (xxxxi) Distributing will exchange the New Controlled Class A Stock for its Distributing Class A Common Stock and the New Controlled Class B Common Stock for its Distributing Class B Common Stock (the "Distribution").

   REPRESENTATIONS

   [22] The taxpayer has made the following representations concerning the Contribution and the Distribution:

   (a) The fair market value of New Controlled Common Stock received by each Distributing shareholder will approximately equal the fair market value of the Distributing Business E Common Stock surrendered by the shareholder in the exchange.

   (b) No part of the consideration distributed by Distributing will be received by a shareholder [*31] as a creditor, employee, or in any capacity other than that of a Distributing shareholder.

   (c) The five years of financial information submitted on behalf of Distributing (regarding Business C) and Controlled (regarding Business E1 as currently conducted by LLC 6) represents each entity's present operation, and with regard to each entity, there have been no substantial operational changes since the date of the last financial statements submitted.

   (d) Following the Distribution and excluding the assets to be disposed of by Distributing in the Other Transactions, the Directly Conducted Business C Systems (i) will have a fair market value that is equal to at least five percent of the total fair market of the gross assets of Distributing or (ii) will represent at least (a)5.1 percent of the aggregate revenues of Distributing, (b)
5.5 percent of the total Business W customers of Distributing, and (c) 5.1 percent of the total employees of Distributing or (iii) will satisfy both (i) and (ii). Consequently, immediately after the Distribution, the Directly Conducted Business C Systems will not be de minimis compared with the other assets or activities of Distributing at that time, taking into [*32] account the reduction in Distributing's assets that would result from the Other Transactions.

   (e) Following the Distribution, the gross assets of Business E1 (now conducted by LLC 6) that are treated as directly conducted by Controlled will have a fair market value that is equal to at least five percent of the total fair market value of the gross assets of Controlled.

   (f) Following the Distribution, Distributing and Controlled each will continue, independently and with its separate employees, the active conduct of Business C and Business E1, respectively.

   (g) The Distribution of Controlled is being carried out for the following business purposes: (i) to alleviate regulatory burdens (including the Agency Position Change and the Investment Limitation) and strategic conflicts that have resulted or are likely to result from Distributing's and Controlled's affiliation (the "Regulatory Business Purposes") and (ii) to improve Controlled's ability to use its stock to acquire assets or cash or for other corporate purposes, which has been impaired by regulatory conflicts, the change in Distributing's financial condition, and the increase in Distributing's debt, and other factors (the "Controlled [*33] Stock Business Purpose"). The Distribution is motivated in substantial part by these business purposes.

   (h) Other than through ordinary market trading or exchanges of Distributing stock occurring as part of the Other Transactions, there is no plan or intention by any shareholder owning more than five percent (by vote or value) of Distributing, and the Distributing management, to its best knowledge and other than in connection with ordinary market trading or exchanges of Distributing stock occurring as part of the Other Transactions, is not aware of any plan or intention on the part of any particular remaining shareholder or security holder of Distributing to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of Distributing or Controlled stock after the Distribution.

   (i) There is no plan or intention by either Distributing or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Distribution, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or through exchanges of Distributing stock [*34] occurring as part of the Other Transactions.

   (j) There is no plan or intention to liquidate either Distributing or Controlled, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the Distribution (with the exception of (i) dispositions of controlled corporation stock by Distributing occurring as part of the Other Transactions and (ii) the disposition by Distributing or Controlled of certain other assets with a value not greater than 25 percent of the value of all of such corporation's assets, any consideration from which will be used by Distributing and Controlled to pay down debt, to fund the capital requirements of their respective business activities, or for other corporate business purposes), except in the ordinary course of business.

   (k) The total adjusted basis and the fair market value of the assets transferred to Controlled by Distributing in the Contribution will, in each instance, equal or exceed the liabilities assumed (as determined under section 357(d)) by Controlled.

   (l) The liabilities to be assumed (as determined under section 357(d)) in the Contribution were incurred in the ordinary course [*35] of business and are associated with the assets being transferred.

   (m) The income tax liability for the taxable year in which investment credit property (including any building to which section 47(d) applies), if any, is transferred will be adjusted pursuant to section 50(a)(1) or (a)(2) (or section 47, as in effect before amendment by Public Law 101-508, Title 11, 104 Stat. 1388, 536 (1990), if applicable) to reflect an early disposition of the property.

   (n) Except in connection with continuing transactions under intercompany agreements, no intercorporate debt will exist between Distributing and Controlled at the time of, or after, the Distribution. Any debt owed by Controlled to Distributing after the Distribution will not constitute stock or securities.

   (o) Immediately before the Distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations (see sections 1.1502-13 and 1.1502-14 of the Income Tax Regulations as in effect before the publication of T.D. 8597, 1995-2 C.B. 147, and as currently in effect; [*36] section 1.1502-13 as published by T.D. 8597). Further, any excess loss account Distributing may have in the Controlled stock or any direct or indirect Controlled subsidiary will be included in income immediately before the Distribution to the extent required by applicable regulations (see section 1.1502-19).

   (p) Except for payments under certain affiliation agreements, payments made in connection with any continuing transactions between Distributing and Controlled will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

   (q) No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii) and (iv).

   (r) The Distributing Business E Common Stock constitutes Distributing stock for federal income tax purposes.

   (s) For purposes of section 355(d), immediately after the Distribution, no person (determined after applying section 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of Distributing stock entitled to vote, or 50 percent or more of the total value of shares of all classes of Distributing stock, [*37] that was acquired by purchase (as defined in section 355(d)(5) and (8)) during the five-year period (determined after applying section 355(d)(6)) ending on the date of the Distribution.

   (t) For purposes of section 355(d), immediately after the Distribution, no person (determined after applying section 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of Controlled stock entitled to vote, or 50 percent or more of the total value of shares of all classes of Controlled stock, that was either (i) acquired by purchase (as defined in section 355(d)(5) and (8)) during the five-year period (determined after applying section 355(d)(6)) ending on the date of the Distribution or (ii) attributable to distributions on Distributing stock that was acquired by purchase (as defined in section 355(d)(5) and (8)) during the five-year period (determined after applying section 355(d)(6)) ending on the date of the Distribution.

   (u) The Distribution is not part of a plan or series of related transactions (within the meaning of section 355(e)) pursuant to which one or more persons will acquire, directly or indirectly, stock possessing 50 percent or [*38] more of the total combined voting power of all classes of stock of either Distributing or Controlled entitled to vote, or stock possessing 50 percent or more of the total value of all classes of stock of either Distributing or Controlled.

   (v) The Regulatory Business Purposes, the Controlled Stock Business Purpose, the change in Distributing's financial condition and the increase in Distributing's debt, which have affected the cost of Controlled's debt financing, and changes in Controlled's business strategy necessitated by changes in technology and business conditions, in each case following both Acquisition 1 and execution of the Merger Agreement, were all unexpected and constitute the primary motivations for separating Controlled from Distributing through the Distribution.

   (w) The Regulatory Business Purposes and the Controlled Stock Business Purpose for the distribution of Controlled were unanticipated at the time of Acquisition 1 and did not exist when Acquisition 1 occurred.

   (x) Acquisition 1 and Acquisition 2 occurred before the date of the public announcement for the Distribution. Except as described above, there was no agreement, understanding, or arrangement, and there were [*39] no substantial negotiations, at Date C (the date on which Distributing signed an agreement with Target 1 to undertake Acquisition 1) regarding the Distribution, or within six months after Date C.

   (y) Except as described above, at the time of Acquisition 1, there were no discussions regarding the Distribution between Distributing (or any of its controlling shareholders) on the one hand and Target 1 or Controlled (or any of their respective controlling shareholders) on the other hand.

   (z) At the time of Acquisition 1, Acquisition 2 was not contemplated, and at the time of Acquisition 1, there was no prohibition on making Acquisition 2.

   (aa) More than two years elapsed between the date on which the Acquisition 1 agreement was signed and announced (Date C) and the date on which the Distribution was approved by the Distributing board of directors. Approximately two years elapsed between the Acquisition 1 agreement date (Date C) and the date of the Agency Position Change. More than two years will have elapsed between the date on which Acquisition 1 occurred (Date D) and the date on which the Distribution is expected to occur (after Date (H).

   RULINGS

   [23] Based solely on the information [*40] submitted and the representations set forth above, we rule as follows:

   (1) The Contribution, followed by the Distribution, will be a reorganization under section 368(a)(1)(D). Distributing and Controlled each will be "a party to a reorganization" under section 368(b).

   (2) No gain or loss will be recognized by Distributing on the Contribution (section 361(a) and section 357(a)).

   (3) No gain or loss will be recognized by Controlled on the Contribution (section 1032(a)).

   (4) The basis of each asset received by Controlled in the Contribution will equal the basis of that asset in the hands of Distributing immediately before the transfer (section 362(b)).

   (5) The holding period of each asset received by Controlled in the Contribution will include the period during which Distributing held that asset (section 1223(2)).

   (6) No gain or loss will be recognized by Distributing on the Distribution (sections 355(c), 355(d), 355(e), and 361(c)(1)).

   (7) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) any Distributing E Common Stock shareholder on the Distribution (section 355(a)(1)).

   (8) The aggregate basis of New Controlled Common Stock in the hands [*41] of a Distributing E Common Stock shareholder will equal the aggregate basis of the Distributing Business E Common Stock surrendered in exchange therefor (section 358(a)(1)).

   (9) The holding period of the New Controlled Common Stock received by a shareholder in the Distribution will include the holding period of the Distributing Business E Common Stock surrendered in exchange therefor, provided the Distributing Business E Common Stock is held as a capital asset on the Distribution date (section 1223(1)).

   (10) Earnings and profits will be allocated between Distributing and Controlled in accordance with sections 312(h), 1.312-10(a), and 1.1502-33(e)(3).

   CAVEATS

   [24] No opinion is expressed about the tax treatment of the Proposed Transaction under other provisions of the Code or regulations or the tax treatment of any conditions existing at the time of, or effects resulting from, the Proposed Transaction that are not specifically covered by the above rulings. In particular, no opinion is expressed about

   (i) The Controlled Restructuring (step (ii) above), except insofar as it affects the five-year active business requirement of section 355(b);

   (ii) The Distributing Restructuring (steps [*42] (iii) through (xxxix) above), except insofar as it affects the five-year active business requirement of section 355(b);

   (iii) The changes to Controlled Common Stock described above in step (xxxx); and

   (iv) The treatment of non-fair market value payments described in representation (p).

   PROCEDURAL STATEMENTS

   [25] This ruling letter is directed only to the taxpayer who requested it.
Section 6110(k)(3) provides that it may not be used or cited as precedent.

   [26] Each taxpayer involved in this transaction should attach a copy of this ruling letter to the taxpayer's federal income tax return for the taxable year in which the transaction covered by this letter is completed.

   [27] Under a power of attorney on file in this office, a copy of this letter is being sent to each of your authorized representatives.

                                  Sincerely,

                                  Associate Chief Counsel
                                  (Corporate)

                                  By: Wayne T. Murray
                                      Senior Technician/Reviewer
                                      Branch 4